Exhibit 99.1
Press Release

Keysight Announces New Board Member

Appoints Scott Reese as a director, effective immediately

August 26, 2026

SANTA ROSA, Calif., – Keysight Technologies, Inc. (NYSE: KEYS) today announced that the company's Board of Directors has appointed Scott Reese as a director, effective immediately. Reese will serve as a Class I director, whose term expires in 2027, and will be a member of the Board’s Nominating and Corporate Governance Committee and its Audit and Finance Committee.

“We are delighted to welcome Scott to Keysight’s Board,” said Ron Nersesian, Chair of the Keysight’s Board of Directors. “His track record of leading technology businesses through transformation and growth will be a strong addition as we continue to drive long-term value creation.”

Most recently, Reese served as President and Chief Executive Officer of GE Vernova’s Electrification Software business, where he led the transformation and turnaround of GE’s $1.2 billion industrial software business and played a key leadership role in GE Vernova’s successful IPO. Prior to that, he spent nearly two decades at Autodesk in progressively larger leadership roles, most recently as Executive Vice President of Product Development & Manufacturing Software, where he was a key architect of the company’s transformation into a cloud-first, subscription-based platform business. Reese currently serves on the boards of Planet Labs PBC (NYSE: PL), Landis+Gyr (SWX: LAND), and AutoLOTO, and previously served on the board of Model N, where he was a member of the Audit and Nominating and Corporate Governance Committees.

“Scott’s leadership experience at the intersection of software, hardware, and data aligns well with our strategy,” said Satish Dhanasekaran, President and Chief Executive Officer, Keysight. “I look forward to his insights and to collaborating with him and the Keysight Board as we accelerate our strategy and capitalize on the significant growth and value-creation opportunities ahead.”

About Keysight Technologies
At Keysight (NYSE: KEYS), we inspire and empower innovators to bring world-changing technologies to life. As an S&P 500 company, we’re delivering market-leading design, emulation, and test solutions to help engineers develop and deploy faster, with less risk, throughout the entire product life cycle. We’re a global innovation partner enabling customers in communications, industrial automation, aerospace and defense, automotive, semiconductor, and general electronics markets to accelerate innovation to connect and secure the world. Learn more at Keysight Newsroom and www.keysight.com.

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Keysight Media Contacts

INVESTOR CONTACT:
Liz Morali
+1 707 577 2880
liz.morali@keysight.com

EDITORIAL CONTACT:
Mark Price
+44 1803 546317
mark.price@keysight.com

Source: IR-KEYS
keysight.com